                                                                    EXHIBIT 99.1




                                               Contact:     Robert B. Nolen, Jr.
                                                            President and Chief
                                                            Executive Officer
                                                            (205) 221-4111




             PINNACLE BANCSHARES ANNOUNCES RESULTS FOR FIRST QUARTER

         Jasper, Alabama (April 25, 2003) - Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle's first quarter results of operations. For the three months ended March 31, 2003, net income was $704,000, compared with net income of $442,000 for the three months ended March 31, 2002, an increase of 59%. Net interest income after the provision for loan losses for the three months ended March 31, 2003, was $1,543,000, compared with $1,531,000 in the same period last year.

         Basic and diluted earnings per share for the three months ended March 31, 2003 were $0.43 and $0.42 per share, compared to $0.25 for basic and diluted earnings per share for the same period last year.

         Mr. Nolen noted that a significant portion of the increase in net income was related to an increase in non-interest income, which increased from $499,000 in the first quarter of 2002 to $899,000 in the three months ended March 31, 2003. This increase was primarily attributable to increases in net gains on the sale of loans held for sale and available-for-sale securities of $134,000 and $285,000, respectively.

         Mr. Nolen stated that the Company's net interest margin increased to 3.60% for the three months ended March 31, 2003, from 3.40% for the three months ended March 31, 2002. As market interest rates continued to stabilize at lower levels during the first quarter of 2003, the Company's cost of funds decreased more rapidly than asset values, contributing to the improved margin.

         Mr. Nolen also noted that the provision for loan losses in the first quarter of 2003 was $268,000, compared to $158,000 in the first quarter of 2002. Loan charge-offs in the first three months of 2003 were $231,000, compared to $81,000 in the same period last year.


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         The Company also announced today that it is commencing a stock repurchase program to acquire up to 5% of the Company's currently outstanding shares. The repurchase program will be dependent upon market conditions and other requirements, and there is no guarantee as to the exact number of shares to be repurchased by the Company.

         Mr. Nolen stated that the Board of Directors continues to consider the Company's common stock to be an attractive investment. According to Mr. Nolen, stock repurchases by the Company generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases. It is expected that a reduction in the amount of the Company's outstanding common stock would have the effect of increasing the Company's per share earnings and book value.

         Pinnacle Bancshares, Inc.'s wholly owned subsidiary Pinnacle Bank has six offices located in central and northwest Alabama.


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                            PINNACLE BANCSHARES, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                      Three Months Ended March 31,
                                                  -----------------------------------
                                                      2003                   2002
                                                  -----------            ------------
Net income                                       $    704,000            $    442,000
Basic earnings per share                         $       0.43            $       0.25
Basic and diluted earnings per share             $       0.42            $       0.25
Performance ratios (annualized):
   Return on average assets                              1.30%                   0.81%
   Return on average equity                             14.03%                   9.10%
   Interest rate spread                                  3.50%                   3.30%
   Net interest margin                                   3.60%                   3.40%
   Operating cost to assets                              2.50%                   2.51%

Weighted average basic shares outstanding           1,640,773               1,775,384
Weighted average diluted shares outstanding         1,659,669               1,775,384
Dividends per share                              $       0.10            $       0.10
Provision for loan losses                        $    268,000            $    158,000



                                               March 31, 2003          December 31, 2002
                                               --------------          -----------------
Total assets                                     $227,466,000            $218,290,000
Loans receivable                                 $118,480,000            $119,375,000
Deposits                                         $191,200,000            $188,955,000
Total stockholders' equity                       $ 19,653,000            $ 19,955,000
Book value per share                             $      11.98            $      11.27
Stockholders' equity to assets ratio                     8.60%                   9.10%

Asset quality ratios:
  Nonperforming loans as a percent of
    total loans                                          1.34%                   0.98%
  Nonperforming assets as a percent of
    total assets                                         1.41%                   1.27%
  Allowance for loan losses as a percent
    of total loans                                       1.15%                   1.11%
  Allowance for loan losses as a percent
    of nonperforming loans                              86.13%                 112.99%



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